Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.TCFExpress.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Leasing, Inc. Acquires VGM Leasing, Inc.

Minnetonka, MN, March 23, 2004- TCF Leasing, Inc. today announced that it has acquired VGM Leasing, Inc. of Waterloo, Iowa.  VGM Leasing, Inc., manages an approximate $120 million lease portfolio, and operates under the trade name VGM Financial Services.  VGM Leasing, Inc. was founded in 1991 and is a highly respected provider of equipment finance, primarily in the home health care industry.  It was one of 18 companies affiliated with the VGM Group of companies serving primarily the home health care industry. The ownership of the other companies of the VGM Group was not affected by the transaction.

In conjunction with the acquisition, TCF Leasing entered into a long-term agreement to be the exclusive provider of financing for the VGM Group. VGM Financial Services will continue to market under the same trade names currently used and all employees will be retained in the Waterloo offices.  Terms of the transaction were not disclosed.

“We are very excited about this acquisition,” said Craig Dahl, President of TCF Leasing and Executive Vice President of TCF Financial Corporation. “ VGM Financial Services brings solid niche marketing expertise, a respected name in a new industry for us and a team of talented equipment finance experts. This will be a growing segment for us and complements our existing market strategy and business process.”

Van G. Miller, founder and CEO of the VGM Group says, “As the VGM Group moves forward we do so with a newly energized, highly capitalized partner to serve the financing needs of our members and participating manufacturers.  I strongly believe this partnership will have positive effects on our people, our business and the business of our members and the entire home health care industry for many years to come.”

more

Jim Phillips of VGM Financial Services stated, “TCF Leasing provides VGM Financial Services with the ability to maintain our strong customer relationships while providing enhanced access to capital which will allow us to continue to grow the business.”

TCF Leasing is a general equipment finance company and a wholly owned subsidiary of TCF Financial Corporation, a Wayzata, Minnesota-based national financial holding company with $11.3 billion in assets.  TCF has more than 400 banking offices in Minnesota, Illinois, Michigan, Wisconsin, Colorado and Indiana.

###